TREND-LINES EMPLOYEE STOCK PURCHASE PLAN


                           ARTICLE I

                            PURPOSE

     The Trend-Lines Employee Stock Purchase Plan, effective

October 1, 1997, is intended to provide a method whereby

Employees of Trend-Lines, Inc. (the "Company") and its

subsidiaries will have an opportunity to acquire a proprietary interest in the Company through the purchase of Shares of the common stock of the Company.  Once an Employee enrolls as a

Participant in the Plan, payroll deductions will be used to

purchase stock under the terms of the Plan.  The Company will pay brokerage commissions or other charges for purchases under the

Plan.  The Plan is not designed to conform to the provisions of

Section 423 of the Internal Revenue Code of the 1986, as amended or the Employee Retirement Income Security Act of 1974, as

amended.


                           ARTICLE II

                          DEFINITIONS

     2.1  "Account" means the account established under Section

5.2 to record a Participant's payroll deductions and Shares

purchased with payroll deductions.

     2.2  "Base Pay" means an Employee's base compensation,

excluding amounts deferred under any nonqualified deferred

compensation plan, bonuses and other special payments.

     2.3  "Committee" means the individuals described in Article

X.

     2.4  "Company" means Trend-Lines, Inc., a Massachusetts

corporation.

     2.5  "Employee" means an employee who regularly works 30 or more hours per week for the Company or a Subsidiary.

     2.6  "Offering" means monthly offerings to Employees of

Shares under Article IV.

     2.7  "Participant" means an Employee who has elected to

participate in the Plan.

     2.8  "Plan" means the Trend-Lines Employee Stock Purchase

Plan.

     2.9  "Purchase Date" means the first business day of each

month.

     2.10 "Shares" means shares of Class A Common Stock ($.01 par value) of the Company, either treasury shares or shares purchased on the open market, at the option of the Company.

     2.11 "Subsidiary" means any entity owned 80% or more by the

Company which the Company designates to participate in this Plan.

                           ARTICLE III

                 ELIGIBILITY AND PARTICIPATION

     3.1  Initial Eligibility.

     Each Employee shall be eligible to participate in Offerings under the Plan on the first day of the month after completing 12 full months as an Employee.

     3.2  Commencement of Participation.

     An Employee who is eligible to participate in the Plan under

Section 3.1 may participate by completing an authorization for payroll deduction and filing it with the Committee on or before the date set therefor by the Committee, which date shall be prior to the Purchase Date for the Offering.


                          ARTICLE IV

                           OFFERINGS

     4.1  Monthly Offerings.

     The Plan will be implemented by Offerings on the first

business day of each month.  There shall be available for

Offerings _______Shares under the Plan.



                           ARTICLE V

                       PAYROLL DEDUCTIONS

     5.1  Amount of Deduction.

     At the time a Participant files an authorization for payroll deduction, the Participant shall elect to have deductions made from his/her Base Pay as a whole percentage of Base Pay or fixed dollar amount, not exceeding 10% of Base Pay.  Notwithstanding the foregoing, Participants who are employed by the Company in a position of Vice President or a more senior position may elect a maximum deduction of the greater of 20% of Base Pay or $50,000 annually.

     5.2  Participant's Account.

     All payroll deductions made from a Participant's Base Pay

shall be credited to his/her Account, which is deposited with the

Company's general funds.  A Participant may not make any separate cash payment into his/her Account.  A Participant's Account may be titled in the name of the Participant or in the name of the

Participant and his/her spouse.

     On each Purchase Date, or as soon as practicable thereafter,

as many whole or fractional Shares shall be purchased with the payroll deductions accumulated in each Participant's Account and such Shares shall be credited to each Participant's Account.  A

Participant's Account shall be held and maintained by the

financial institution that administers the Plan.  A Participant's

Account shall not be credited with any interest on contributions accumulated in his/her Account.

     5.3  Changes in Payroll Deductions.

     A Participant may change the amount of his/her payroll

deductions as of the first day of any calendar quarter, effective for subsequent Offerings, by filing an appropriate form with the

Committee at such reasonable time as shall be required by the

Committee prior to the effective date of such change.

     A Participant may discontinue participation in the Plan as provided in Article VII.

     5.4  Leave of Absence.

     If a Participant goes on a leave of absence, such

Participant shall have the right to elect:  (a) to withdraw the balance in his or her Account pursuant to Section 7.1, or (b) to remain a Participant in the Plan during the first 90 days of such leave of absence, authorizing deductions to be made from any Base

Pay paid to the Participant during such period.


                           ARTICLE VI

                       PURCHASE OF SHARES

     6.1  Purchase Price.

     The purchase price of Shares purchased with a Participant's payroll deductions shall be the closing market price of the

Shares on the day immediately preceding the Purchase  Date or the nearest prior business day on which trading occurred on the

NASDAQ National Market System.

     6.2  Number of Shares Purchased.

     On each Purchase Date, all accumulated payroll deductions

will be used to purchase Shares for the Accounts of Participants.

The maximum number of whole and fractional Shares shall be

purchased.  Each Participant's Account shall be credited with his/her pro rata share of the Shares purchased and any additional payroll deductions which have accumulated.

     6.3  Voting of Shares.

     The Participants will vote any Shares held in such

Participants' Accounts.

     6.4  Delivery of Stock.

     If a Participant requests a stock certificate, it shall be delivered to the Participant by the financial institution that administers the Plan as soon as practicable after the Offering

Termination Date.  Any fractional Shares will be paid in cash.

     6.5  Fees and Expenses.

     The Company will be responsible for any brokerage

commissions or service charges for purchases made under the Plan.


                          ARTICLE VII

                           WITHDRAWAL

     7.1  In General.

     A Participant may withdraw from the Plan at any time.  To

withdraw from the Plan, a Participant must give written notice to the Committee.  All of the Participant's payroll deductions

credited to his/her Account will be paid to the Participant

promptly after receipt of notice of withdrawal, and no further payroll deductions will be made from the Participant's Base Pay until the Participant again elects to have payroll deductions made from his/her Base Pay as provided in Section 5.3.

     7.2  Termination of Eligibility.

     If a Participant ceases to be an Employee for any reason,

except death, the payroll deductions credited to his/her Account will be returned to him/her if the Participant ceases to be an

Employee prior to the last working day before the 15th day of the month prior to the Purchase Date.  If the Participant ceases to be an Employee after such date, his/her participation will cease after the Offering immediately following his/her termination of employment.

     7.3  Rehired Employees.

     If a Participant who has ceased to be an Employee again

becomes an Employee, he or she will again become a Participant effective as of the Purchase Date following the date of such

Employee's rehire, provided that the Employee completes an

authorization for payroll deduction as required under Section

3.2.

     7.4  Termination of Employment Due to Death.

     Upon a Participant's death, his/her beneficiary (as set

forth in Section 11.1) shall have the right to elect, by written notice given to the Committee prior to the Purchase Date:

          (a)  to withdraw all of the payroll deductions credited

to the Participant's Account, or

          (b)  to purchase Shares on the Purchase Date next

following the date of the Participant's death for the purchase of the number of full Shares which the accumulated payroll

deductions in the Participant's Account at the date of the

Participant's death will purchase, and any excess in such Account will be returned to said beneficiary, without interest.

     In the event that no such written notice of election shall be duly received by the Committee, the beneficiary shall

automatically be deemed to have elected to purchase the Shares.

     7.5  Leave of Absence.

     In the event that a Participant is on a leave of absence,

participation in the Plan will be suspended until such

Participant has resumed active employment with the Company.

Notwithstanding the foregoing, if a Participant has elected under

Section 5.4 to remain a Participant in the Plan during the first

90 days of such leave of absence, such Participant's

participation in the Plan will be suspended at the end of such 90 day period until such Participant has resumed active employment with the Company.


                          ARTICLE VIII

                            INTEREST

     8.1  Payment of Interest.

     No interest will be paid or allowed on any money paid into the Plan or credited to the Account of any Participant.

                              ARTICLE IX

                             STOCK

     9.1  Registration of Stock.

     Shares to be delivered to a Participant under the Plan will be registered in the name of the Participant.  A Participant shall, subject to such restrictions as shall be applicable under the securities laws, be able to sell Shares held in the name of the Participant at any time.

     9.2  Participant's Interest.

     A Participant shall have no interest in Shares until such

Shares are purchased for his or her Account.


                           ARTICLE X

                         ADMINISTRATION

     10.1  Appointment of Committee.

     The Compensation and Stock Option Committee of the Board of

Directors of the Company shall be responsible for the

administration of the Plan.  It may delegate its administrative authority to an officer or officers of the Company.

     10.2  Authority of Committee.

     Subject to the express provisions of the Plan, the Committee shall have plenary authority in its discretion to interpret and construe any and all provisions of the Plan, to adopt rules and regulations for administering the Plan, and to make all other determinations deemed necessary or advisable for administering the Plan.  The Committee's determination on the foregoing matters shall be conclusive.

     All determinations of the Committee shall be made by a

majority of its members.  The Committee may correct any defect or omission or reconcile any inconsistency in the Plan, in the

manner and to the extent it shall deem desirable.  Any decision or determination reduced to writing and signed by a majority of the members of the Committee shall be as fully effective as if it had been made by a majority vote at a meeting duly called and held.

     10.3  Expenses.

     The Company shall pay all expenses related to the

administration of the Plan, except sales charges and commissions,

and such other expenses designated by the Committee.



                           ARTICLE XI

                         MISCELLANEOUS

     11.1  Designation of Beneficiary.

     In the event of the death of a Participant, the financial

institution that administers the Plan shall deliver such stock and/or cash to the executor or administrator of the estate of the

Participant who shall be the Participant's beneficiary.  If no such executor or administrator has been appointed (to the

knowledge of the administrator of the Plan), the administrator,

in its discretion, may deliver such stock and/or cash to the spouse or to any one or more dependents of the Participant as the

Committee may designate as beneficiary.  No beneficiary shall,

prior to the death of the Participant by whom he or she has been designated, acquire any interest in the Shares or cash credited to the Participant's Account.

     11.2  Use of Funds.

     All payroll deductions received or held by the Company under this Plan may be used by the Company for any corporate purpose and the Company shall not be obligated to segregate such payroll deductions.

     11.3  Adjustment Upon Changes in Capitalization.

          (a)  If, while any options are outstanding, the

outstanding Shares have increased, decreased, changed into, or been exchanged for a different number or kind of shares or

securities of the Company through reorganization, merger,

recapitalization, reclassification, stock split, reverse stock split or similar transaction, appropriate and proportionate

adjustments may be made by the Committee in the number and/or kind of shares which are subject to purchase under outstanding options and on the option exercise price or prices applicable to such outstanding options.  In addition, in any such event, the number and/or kind of shares of stock which may be offered in the

Offerings described in Article IV hereof shall also be

proportionately adjusted.  For the purposes of this Paragraph,

any distribution of Shares to shareholders in an amount

aggregating 20% or more of the outstanding Shares shall be deemed a stock split and any distributions of Shares aggregating less than 20% of the outstanding Shares shall be deemed a stock

dividend.

          (b)  Upon the dissolution or liquidation of the

Company, or upon a reorganization, merger or consolidation of the

Company with one or more corporations as a result of which the

Company is not the surviving corporation, or upon a sale of

substantially all of the property or stock of the Company to another corporation, the holder of each option then outstanding under the Plan will thereafter be entitled to receive at the next

Offering upon the exercise of such option for each Share as to which such option shall be exercised, as nearly as reasonably may be determined, the cash, securities and/or property which a

holder of one Share was entitled to receive upon and at the time of such transaction.  The Board of Directors of the Company shall take such steps in connection with such transactions as the Board shall deem necessary to assure that the provisions of this

Section shall thereafter be applicable, as nearly as reasonably may be determined, in relation to the said cash, securities

and/or property as to which such holder of such option might thereafter be entitled to receive.

     11.4  Amendment and Termination.

     The Board of Directors of the Company shall have complete

power and authority to terminate or amend the Plan.  No

termination, modification, or amendment of the Plan may, without the consent of an Employee then having an option under the Plan to purchase Shares, adversely affect the rights of such Employee under such option.

     11.5  Effective Date.

     The Plan shall become effective as of October 1, 1997.

     11.6  No Employment Rights.

     The Plan does not, directly or indirectly, create any right for the benefit of any Employee or class of Employees to purchase any Shares under the Plan, or create in any Employee or class of

Employees any right with respect to continuation of employment by the Company, and it shall not be deemed to interfere in any way with the Company's right to terminate, or otherwise modify, an

Employee's employment at any time.

     11.7  Effect of Plan.

     The provisions of the Plan shall, in accordance with its

terms, be binding upon, and inure to the benefit of, all

successors of each Employee participating in the Plan, including,

without limitation, such Employee's estate and the executors,

administrators or trustees thereof, heirs and legatees, and any receiver, trustee in bankruptcy or representative of creditors of such Employee.

     11.8  Governing Law.

     The law of the Commonwealth of Massachusetts will govern all matters relating to this Plan except to the extent it is

superseded by the laws of the United States.



                                   TREND-LINES, INC.



                                   By /s/ Stanley D. Black
                                        Stanley D. Black
                                        Its Chairman